EXHIBIT 99.2

j2 Global Reports Preliminary Second Quarter 2012 Results and Announces Earnings Call Date

Expected to Achieve Record Quarterly Revenues and Earnings per Share

LOS ANGELES—July 16, 2012—j2 Global, Inc. [NASDAQGS:JCOM] today announced preliminary financial results for the second fiscal quarter ended June 30, 2012 and the date for its Q2 2012 earnings call.

Preliminary Q2 Results

Q2 2012 Revenues are expected to be between $88.8 million and $89.5 million compared to $85.7 million for Q2 2011.

Q2 2012 Earnings per Share are expected to be between $0.66 and $0.68 compared to $0.61 for Q2 2011, an anticipated 8.2% to 11.5% increase.  Non-GAAP Earnings per Share are expected to be between $0.68 and $0.71 compared to $0.65 in Q2 2011, an anticipated 4.6% to 9.2% increase. See the attached reconciliation of Non-GAAP Earnings per Share to Earnings per Share.

The Company ended the quarter with more than $206 million in cash and investments after deploying approximately $10 million for the Company’s regular quarterly dividend, and approximately $20 million in repurchasing the Company’s common stock.

"I am pleased that our preliminary results for Q2 indicate that we achieved record quarterly revenues and earnings per share," said Hemi Zucker, j2 Global's chief executive officer.

Q2 Earnings Call

j2 Global will host its Q2 2012 earnings call on Wednesday, August 1, 2012 at 5 pm Eastern Time.  Hemi Zucker, chief executive officer, Scott Turicchi, president, and Kathy Griggs, chief financial officer, will host the call. Materials presented during the call will be posted on the Company's Web site at http://www.j2global.com at least thirty minutes prior to the call and filed with the Securities and Exchange Commission pursuant to Regulation FD.

What:         j2 Global, Inc. Q2 2012 Earnings Call
When:        5 p.m. Eastern Time on Wednesday, August 1, 2012
Where:       www.j2global.com
How:           Visit the above website and click the link at the top left of the page
Contact:     investor@j2.com

Questions for the conference call will be taken via e-mail at investor@j2.com and may be sent any time prior to or during the Webcast.  If you are unable to participate during the live Webcast, the conference call and presentation materials will be archived at www.j2global.com.

About j2 Global
Founded in 1995, j2 Global, Inc. provides cloud services to individuals and businesses around the world. j2 Global's network spans 49 countries on six continents. The Company offers Internet fax, voice and email solutions. j2 Global markets its services principally under the brand names eFax®, Onebox®, eVoice®, FuseMail®, Campaigner®, KeepItSafe® and CampaignerCRM™. As of December 31, 2011, j2 Global had achieved 16 consecutive fiscal years of revenue growth. For more information about j2 Global, please visit www.j2global.com.

Contact:
Laura Hinson
j2 Global, Inc.
800-577-1790
laura.hinson@j2.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995, particularly those regarding the Company's expected second quarter 2012 financial results. These forward-looking statements are based on management's current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Among other things, management has prepared the estimated revenues and earnings per share information above in good faith based upon j2’s internal reporting for the fiscal quarter ended June 30, 2012. Such information has not yet been subject to j2’s normal quarterly financial closing processes and its independent registered public accounting firm has not commenced its review of these results. Therefore, the final results for the full fiscal quarter ended June 30, 2012 may be materially different. For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the 2011 Annual Report on Form 10-K filed by j2 Global on February 28, 2012, and the other reports filed by j2 Global from time-to-time with the Securities and Exchange Commission, each of which is available at www.sec.gov. The forward-looking statements provided in this press release and particularly those regarding the Company's expected second quarter 2012 financial results are based on limited information available to the Company at this time, which is subject to change. Although management's expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.

RECONCILIATION OF ESTIMATED NON-GAAP EARNINGS PER SHARE TO ESTIMATED EARNINGS PER SHARE

We disclose Non-GAAP Earnings per Share as a supplemental non-GAAP financial measure to enhance the public’s, analysts’, investors’ and our own understanding of, and highlight trends in, our Earnings per Share excluding the impact of share-based compensation and related taxes and items, if any, that we believe are not representative of our core operations.

The following table sets forth a reconciliation of estimated Q2 2012 Non-GAAP Earnings per Share to estimated Q2 2012 Earnings per Share, the most directly comparable GAAP financial measure:

	Low	High
Revenues	$88.8 million	$89.5 million
Net Income	$30.3 million	$31.4 million
Net Income per Diluted Share	$0.66	$0.68
Non-GAAP Net Income per Diluted Share(1)	$0.68	$0.71

(1)	Non-GAAP Earnings per Share excludes share-based compensation totaling approximately $0.03.

Non-GAAP Earnings per Share is not in accordance with, or an alternative to, Earnings per Share, and may be different from non-GAAP measures used by other companies. In addition, Non-GAAP Earnings per Share is not based on any comprehensive set of accounting rules or principles. This non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the company’s results of operations determined in accordance with GAAP.